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                                                                  EXHIBIT 10(jj)

                  [JOSEPH E. SEAGRAM & SONS, INC. LETTERHEAD]


PERSONAL AND CONFIDENTIAL                              April 27, 1995


Mr. John D. Borgia
41 Bayberry Lane
Westport, CT 06880

Dear John:

     This letter will confirm our offer to you to join Seagram as Executive Vice President--Human Resources of The Seagram Company Ltd. ("SCL") and of Joseph E. Seagram & Sons, Inc., and to outline the proposed terms of employment discussed. As agreed, you will commence employment on May 1, 1995.

     1. Cash Compensation. Your initial annualized base salary will be $375,000 and your target annual management incentive award will be 65% of base salary (i.e. $243,750), both appropriately prorated for partial years of service. In addition, you will be eligible for participation in our Senior Executive Long-Term Incentive Plan with a target award of $175,000. Awards from this Plan are normally based on performance periods of three fiscal years, but we will prorate your award for the performance periods ending January 31, 1996 and 1997. This award is based on a combination of factors including Company performance and therefore is not guaranteed. Finally, in connection with your joining Seagram, you will receive a one-time cash payment of $35,000 within 30 days after commencement of your employment.

     2. Equity-based Awards. (a) We will recommend for approval to our Human Resources Committee a one-time grant of 100,000 options pursuant to 1992 Stock Incentive Plan at an exercise price equal to the fair market value of an SCL common share on the date of grant. One-half these options will vest and become exercisable immediately; the other half will become exercisable upon the earlier of the first anniversary of the date of grant, your death, or your disability, so long as you remain in Seagram's employ, and will terminate as set forth below.

     (b) You will also be eligible to participate in the 1992 Stock Incentive Plan on an annual basis and your initial target number of options will be 27,500. Options are generally granted in March of each year at an exercise price equal to fair market value on the date of grant, become exercisable after one year, are cancelled at the end of
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Mr. John D. Borgia                 -2-                           April 27, 1995


a three-month period following cessation of employment for any reason other than retirement, disability, death or termination for cause, and expire on the day before the tenth anniversary of the date of grant. We will recommend for approval to our Human Resources Committee a grant of 27,500 options as soon as practicable after the date hereof.

     (c) You will also receive a grant of restricted SCL stock units which will replace restricted stock of your current employer that you will forfeit by joining Seagram. This grant will occur as of May 1, 1995 and will equal the number of SCL stock units obtained by dividing the product of 10,000 times the fair market value of Bristol-Myers Squibb Company common stock by the fair market value of SCL common stock on that date. The grant shall be subject to substantially the same restrictions that apply to the restricted stock units granted to you by Bristol-Myers.

     3. Pension. You shall participate in Seagram's pension, retirement and similar plans applicable to senior executives generally, provided that, upon your retirement, the total yearly pension payable to you shall not be less than the sum of $25,000 multiplied by the number of years (or portion thereof) of your continuous service with Seagram up to the maximum benefit that would be payable to you under the terms of Seagram's Qualified and Benefit Equalization Plans or replacement plans at age 60.

     4. Severance. In the event your employment is terminated by Seagram other than for death, retirement or for cause (as defined below), but including your request for termination during the first two years of your employment, if Seagram shall consent, Seagram will, for a period of two years following your termination of employment (a) pay you your Seagram annual base salary and (b) continue the medical, dental and life insurance aspects of our Senior Executive Benefits Program. In the event of termination under circumstances where the Company is obligated to continue payments to you hereunder, you shall not be required to seek other employment. For purposes of this paragraph, "cause" shall mean willful malfeasance or gross negligence of a serious nature, willful misappropriation of any funds or property of Seagram or conviction of a felony.

     5. Other Benefits. You also will be eligible to participate in our Senior Executive Compensation and Benefits Program of which the management incentive award, long-term incentive plan and stock options summarized above are a part. The terms of the plans in that Program govern those awards. The Program also includes medical benefits; accident, life insurance and disability salary continuation; flexible perquisites; matching contributions and related benefits.
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Mr. John D. Borgia                 -3-                          April 27, 1995


     On behalf of the Company and myself, I am delighted to outline Seagram's offer to you. I am confident that you will make significant contributions to the success of Seagram while at the same time having the opportunity to accomplish your personal and professional goals. As you are aware, this offer is subject to your satisfactorily completing our standard pre-employment physical.

     Should you have any questions, please do not hesitate to contact me.

     Best regards,

                                        Sincerely,

                                        /s/ Daniel R. Paladino
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                                        Daniel R. Paladino

Accepted and agreed to:

/s/ John D. Borgia
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John D. Borgia

4/28/95